As filed with the Securities and Exchange Commission on August 23, 2023
Registration No. 333-271563

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Digital Media Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7389	98-1399727
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
4800 140th Avenue N., Suite 101
Clearwater, FL
(877) 236-8632
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Anthony Saldana
Executive Vice President & General Counsel
Digital Media Solutions, Inc.
4800 140th Avenue N., Suite 101
Clearwater, FL
(877) 236-8632
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
With Copies to:
Jeremy L. Moore
Baker & McKenzie LLP
800 Capital Street
Houston, TX 77002
(713) 427-5000

From time to time after this Registration Statement becomes effective
(Approximate Date of Commencement of Proposed Sale to the Public)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling security holders may sell or distribute the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 23, 2023
PRELIMINARY PROSPECTUS
Digital Media Solutions, Inc.
49,206,264 Shares of Class A Common Stock
This prospectus relates to the offer and sale from time to time by the selling shareholders identified in this prospectus (the “Selling Shareholders”), or their permitted transferees, of up to 49,206,264 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) of Digital Media Solutions, Inc., a Delaware corporation (“DMS”), consisting of (i) 19,863,897 shares of Class A Common Stock issuable upon the conversion of 80,000 shares of Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) issued in a private placement in March 2023 (the “Private Placement”); (ii) 14,897,923 shares of Class A Common Stock issuable upon the conversion of 60,000 shares of Series B Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”) issued in the Private Placement; and (iii) 14,444,444 shares of Class A Common Stock issuable upon the conversion of warrants to acquire shares of Class A Common Stock, at an exercise price of $0.6453 per share (the “March Warrants”) issued in the Private Placement.
This prospectus provides you with a general description of such securities and the general manner in which the Selling Shareholders may offer or sell the securities. More specific terms of any securities that DMS and the Selling Shareholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
DMS will not receive any proceeds from the sale of shares of the Preferred Stock or Class A Common Stock by the Selling Shareholders pursuant to this prospectus. However, DMS will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities by the Selling Shareholders pursuant to this prospectus.
The registration of the securities covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of such securities. The Selling Shareholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. See the section of this prospectus entitled “Plan of Distribution” for additional information.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in DMS securities.
The Class A Common Stock is traded on the New York Stock Exchange under the symbol “DMS.” On April 28, 2023, the closing price of the Class A Common Stock was $0.69 per share.
DMS is an “emerging growth company” and a “smaller reporting company,” as such terms are defined under the federal securities laws and, as such, is subject to certain reduced public company reporting requirements.
Investing in DMS securities involves risks. See the risk factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 5 and in any applicable prospectus supplement and incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 23, 2023.

i

About This Prospectus
Unless the context indicates otherwise, references to “DMS,” the “Company,” “we,” “us” and “our” in this prospectus refer to Digital Media Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination (as defined in “Selected Definitions”).
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, offer and sell, the securities described in this prospectus in one or more offerings. The Selling Shareholders may use the shelf registration statement to sell up to an aggregate of 49,206,264 shares of Class A Common Stock, consisting of (i) 19,863,897 shares of Class A Common Stock issuable upon the conversion of 80,000 shares of Series A Preferred Stock issued in the Private Placement; (ii) 14,897,923 shares of Class A Common Stock issuable upon the conversion of 60,000 shares of Series B Preferred Stock issued in the Private Placement; and (iii) 14,444,444 shares of Class A Common Stock issuable upon the conversion of the March Warrants to acquire shares of Class A Common Stock at an exercise price of $0.6453 per share issued in the Private Placement, from time to time through any means described in “Plan of Distribution.” More specific terms of any securities that the Selling Shareholders may offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Shareholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Where You Can Find More Information
We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.digitalmediasolutions.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

Incorporation of Documents by Reference
This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
•our Annual Reports on Form 10-K/A for the year ended December 31, 2022, filed with the SEC on April 5, 2023 and May 1, 2023, respectively (each individually, an “Annual Report”);
•our Quarterly Report on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed on May 10, 2023 and August 17, 2023, respectively;
•our Current Reports on Form 8-K filed with the SEC on March 10, 2023, April 5, 2023, April 17, 2023, May 4, 2023, May 9, 2023, May 15, 2023, May 25, 2023, June 12, 2023, June 20, 2023, June 26, 2023, and June 30, 2023; and
•the description of our securities contained in Exhibit 4.4 to our Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the SEC on May 18, 2021.
We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including prior to the termination of the offering of the common stock made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Digital Media Solutions, Inc.
4800 140th Avenue N., Suite 101
Clearwater, FL
(877) 236-8632
Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

Cautionary Statement Regarding Forward-Looking Statements
This prospectus contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of that term in Section 27A of the Securities Act, and Section 21E of the Exchange Act, and are made in reliance upon the protections provided by such acts for forward-looking statements. These forward statements are often identified by words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “assume,” “likely,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements are often identified by words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “assume,” “likely,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include, without limitation, DMS’s expectations with respect to its future performance and its ability to implement its strategy, and are based on the beliefs and expectations of our management team from the information available at the time such statements are made. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside DMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to:
•DMS’s ability to attain the expected financial benefits from the ClickDealer transaction;
•any impacts to the ClickDealer business from our acquisition thereof;
•the COVID-19 pandemic or other public health crises;
•management of our international expansion as a result of the ClickDealer acquisition;
•changes in client demand for our services and our ability to adapt to such changes;
•the entry of new competitors in the market;
•the ability to maintain and attract consumers and advertisers in the face of changing economic or competitive conditions;
•the ability to maintain, grow and protect the data DMS obtains from consumers and advertisers, and to ensure compliance with data privacy regulations in newly entered markets;
•the performance of DMS’s technology infrastructure;
•the ability to protect DMS’s intellectual property rights;
•the ability to successfully source, complete and integrate acquisitions;
•the ability to improve and maintain adequate internal controls over financial and management systems, and remediate material weaknesses therein, including any integration of the ClickDealer business;
•changes in applicable laws or regulations and the ability to maintain compliance;
•our substantial levels of indebtedness;
•volatility in the trading price on the NYSE of our common stock and warrants;
•fluctuations in value of our private placement warrants; and
•other risks and uncertainties indicated from time to time in DMS’s filings with the SEC, including those described herein under the heading “Risk Factors”.
There may be additional risks that we consider immaterial or which are unknown, and it is not possible to predict or identify all such risks. DMS cautions that the foregoing list of factors is not exclusive. In addition, DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
v

Prospectus Summary
This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under “Cautionary Statement Regarding Forward Looking Statements” and the information incorporated by reference including the risk factors and our consolidated financial statements and the related notes thereto before making an investment decision. The definition of some of the terms used in this prospectus are set forth under “Selected Definitions.”
Our Business
Digital Media Solutions, Inc. (“DMS Inc.” or the “Company” or “DMS” or “us”, “our” or “we”) is a leading provider of technology enabled digital performance advertising solutions connecting consumers and advertisers. Our performance-based ROI-driven business model derisks ad spend for advertisers which in turn positions DMS to grow as digital ad spend accelerates because advertisers are shifting more of their ad spend from traditional channels like TV and radio to digital channels, including social media, search, display, e-mail, push and connected TV. As used in this prospectus, the “Company” refers to DMS Inc. and its consolidated subsidiaries, (including its wholly-owned subsidiary, CEP V DMS US Blocker Company, a Delaware corporation (“Blocker”)).
The Company is headquartered in Clearwater, Florida. The Company primarily operates and derives most of its revenues in the United States.
The Company has three material revenue streams: (1) customer acquisition, (2) managed services and (3) software services (“SaaS”).
•Customer acquisition - The process of identifying and cultivating potential customers (also known as customers or near customers otherwise known as leads) for our customer’s business products or services through impressions, clicks and direct messaging (email, push and text/SMS or short message service) based on predefined qualifying characteristics specified by the customer. Revenue is earned based on the cost per action (“CPA”) defined within the executed insertion order (“IO”) and/or agreed to with the customer.
•Managed Services - The management of a customer’s marketing spend and performance, through the utilization of proprietary software delivery platform. Revenue in certain cases, is earned based on a percentage (%) of the customer’s total media spend, which is recognized as a net revenue, while other revenue is recognized on a gross basis.
•Software Services (“SaaS”) - The application of propriety performance marketing software, which tracks lead counts, sources and channels, pricing and overall spend for each client. The software allows online real-time management of marketing activities and spend to attract potential applicants, sourced through various digital online methods. Revenue is earned by licensing the software to customers under a Software Services (“SaaS”) based contract.
Private Placement of Convertible Preferred Stock and Warrants
On March 29, 2023, the Company entered into a Securities Purchase Agreement with certain investors, pursuant to which the Company sold (i) 80,000 shares of Series A Preferred Stock accompanied with warrants to purchase 8,253,968 Class A Common Stock (“Series A Warrant”) and (ii) 60,000 shares of Series B Preferred Stock accompanied with warrants to purchase 6,190,476 shares of Class A Common Stock (“Series B Warrants”). One share of Series A Preferred Stock with the accompanying warrants (“Series A Unit”) and one share of Series B Preferred Stock with the accompanying warrants (“Series B Unit”) were sold at $100 per unit.
On June 15, 2023 the Company remeasured the Preferred Stock following the accretion method, which resulted in the Preferred Stock being measured at its maximum redemption value of $16.3 million and accretion of $11.3 million, included in Cumulative Deficit on the consolidated balance sheets as of June 30, 2023. The fair value of the preferred stock at issuance was recognized using the discount method, which accounts for the 11% discount of the stated value and a pro-rata allocation of the proceeds between the preferred shares and the warrants, less a pro-rata amount of the transaction costs.
The foregoing description of the Private Placement and the securities issued in such financing are qualified in its entirety by reference to the applicable agreements and the amendments thereto, furnished as exhibits to our Annual Report on Form 10-K/A filed with the SEC April 5, 2023, and the Certificate of Designation of the Series A Preferred Stock (the “Series A Certificate of Designation”) and the Certificate of Designation of the Series D Preferred Stock (the “Series B Certificate of Designation”).

Proceeds were $13.1 million, net of transaction costs, which the Company received on March 30, 2023, and used to consummate the ClickDealer acquisition and for other corporate purposes.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until December 31, 2023. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Recent Updates
On August 18, 2023, we announced that our board of directors approved a reverse stock split of the Company’s Class A Common Stock and Class B Common Stock at a ratio of 1-for-15 (the “Reverse Stock Split”). Earlier, on April 28, 2023, a majority of the Selling Shareholders approved a reverse stock split subject to the board of directors determining the final ratio. The Reverse Stock Split is expected to be effective after market close on August 28, 2023 (the “Reverse Stock Split Effective Time”). The Company’s Class A Common Stock will begin trading on a split-adjusted basis on the New York Stock Exchange (NYSE) at the market open on August 29, 2023.
At the Reverse Stock Split Effective Time, every 15 issued and outstanding shares of the Company’s Class A Common Stock and Class B Common Stock will be converted automatically into one share of the Company’s Class A Common Stock and Class B Common Stock, respectively, without any change in the par value per share. Once effective, the Reverse Stock Split will reduce the number of shares of Class A Common Stock issued and outstanding from approximately 40.9 million to approximately 2.7 million and Class B Common Stock issued and outstanding from approximately 25.1 million to approximately 1.7 million.
No fractional shares will be issued in connection with the Reverse Stock Split. Selling Shareholders who otherwise would be entitled to receive a fractional share will instead be entitled to receive one whole share of common stock in lieu of such fractional share.
The Reverse Stock Split will affect all Selling Shareholders uniformly and will not alter any Selling Shareholders’ percentage interest in the Company’s equity, except to the extent that the Reverse Stock Split would result in a Selling Shareholders owning a fractional share and such shareholder receives a whole share in lieu thereof. Proportional adjustments will be made to the terms of the Company’s Series A Preferred Stock and Series B Preferred Stock, its stock options, performance stock units, restricted stock units and warrants.
Holders of the Company’s Class A Common Stock and Class B Common Stock held in book-entry form or through a bank, broker or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to a broker’s particular processes, and do not need to take any action in connection with the Reverse Stock Split. Selling Shareholders of record will be receiving information from Continental Stock Transfer & Trust Company, the Company’s transfer agent, regarding their stock ownership post-split. Selling Shareholders who hold shares in brokerage accounts should direct any questions concerning the Reverse Stock Split to their brokers; all other Selling Shareholders may direct questions to the transfer agent, Continental Stock Transfer & Trust Company, who can be reached at 212-509-4000.

The Reverse Stock Split will not modify any rights or preferences of the Company’s Class A Common Stock or Class B Common Stock. The Reverse Stock Split is intended to increase the market price per share of the Company’s Class A Common Stock to ensure the Company regains full compliance with the NYSE share price listing rule and maintains its listing on the NYSE. As previously announced, the Company can regain compliance with the NYSE’s continued listing standards if, as of the last trading day of any calendar month during the six-month cure period that ends September 29, 2023, the Company’s Class A Common Stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the prior 30 trading-day period. The Company anticipates that the effects of the Reverse Stock Split will be sufficient for the Company to regain compliance with the NYSE’s continued listing standards.
The trading symbol for the Company’s Class A common stock will remain “DMS.” The new CUSIP number for the Company’s Class A Common Stock following the Reverse Stock Split will be 25401G 403.
All references in this prospectus to share counts, including amounts owned by the Selling Shareholders, does not take into account the effect of the Reverse Stock Split, which is expected to become effective at the Reverse Stock Split Effective Time.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” included in this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.
Corporate Information
We were incorporated on November 29, 2017 as a Cayman Island exempted company under the name “Leo Holdings Corp.” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 15, 2020, in connection with the consummation of the Business Combination, we domesticated as a corporation incorporated in the state of Delaware and changed our name to “Digital Media Solutions, Inc.” Our principal executive offices are located at 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762, and our telephone number is (877) 236-8632.
Our website is www.DigitalMediaSolutions.com. Interested readers can access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Act, through the SEC website at www.sec.gov and searching with our ticker symbol “DMS.” Such reports are generally available the day they are filed. Upon request, we will furnish interested readers a paper copy of such reports free of charge by contacting Investor Relations at investors@dmsgroup.com.

The Offering
We are registering the resale by the Selling Shareholders or their permitted transferees of up to 49,206,264 shares of Class A Common Stock, consisting of (i) 19,863,897 shares of Class A Common Stock issuable upon the conversion of 80,000 shares of Series A Preferred Stock issued in the Private Placement; (ii) 14,897,923 shares of Class A Common Stock issuable upon the conversion of 60,000 shares of Series B Preferred Stock issued in the Private Placement; and (iii) 14,444,444 shares of Class A Common Stock issuable upon the exercise of the March Warrants issued in the Private Placement. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under the heading “Risk Factors.”

Issuer	Digital Media Solutions, Inc.

Shares of Class A Common Stock potentially offered by the Selling Shareholders
49,206,264 shares of Class A Common Stock, par value $0.0001 per share, consisting of (i) 19,863,897 shares of Class A Common Stock issuable upon the conversion of 80,000 shares of Series A Preferred Stock issued in the Private Placement; (ii) 14,897,923 shares of Class A Common Stock issuable upon the conversion of 60,000 shares of Series B Preferred Stock issued in the Private Placement; and (iii) 14,444,444 shares of Class A Common Stock issuable upon the exercise of the March Warrants issued in the Private Placement.

Shares of Class A Common Stock Outstanding prior to this Offering	40,037,079 shares of Common Stock.

Use of Proceeds	We will not receive any proceeds from the sale of the Series A Preferred Stock, Series B Preferred Stock or Class A Common Stock to be offered by the Selling Shareholders.

NYSE Ticker Symbols	Our Class A Common Stock is listed on the NYSE under the symbol “DMS”.

Risk Factors	Any investment in our securities is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in this prospectus and as disclosed in our other SEC filings.

Risk Factors
Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed herein under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks under Item 1A of Part I incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K/A and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additionally, the risks and uncertainties incorporated by reference in this prospectus, or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Determination of Offering Price
The Selling Shareholders will determine at what price they may sell the securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices. For more information, see “Plan of Distribution.”
Use of Proceeds
We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligations to the Selling Shareholders. The shares of Class A Common Stock being offered by the Selling Shareholders are those shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock, those shares of Class A Common Stock issuable upon the conversion of the Series B Preferred Stock and those shares of Class A Common Stock issuable upon the exercise of the March Warrants. For additional information on the private placements and regarding the issuance of the securities in such private placement, see “Prospectus Summary–Private Placement of Convertible Preferred Stock and Warrants.” All of the securities offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales.
All underwriting discounts, selling commissions and stock transfer taxes (“Selling Expenses”) relating to securities registered on behalf of the Selling Shareholders shall be borne by the Selling Shareholders of the registered securities included in such registration. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and any filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

Description of Securities
The following summary of certain provisions of the Company securities does not purport to be complete and is subject to the Certificate of Incorporation and the Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.
Authorized Capitalization
The total amount of the Company’s authorized capital stock consists of (a) 600,000,000 shares of common stock, par value $0.0001 per share, consisting of (i) 500,000,000 shares of Class A Common Stock, (ii) 60,000,000 shares of Class B Common Stock, and (iii) 40,000,000 shares of Class C Common Stock, and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share. At April 26, 2023, there were 40,037,079 shares of Class A Common Stock outstanding and 25,699,464 shares of Class B Stock outstanding.
DMS Common Stock
Voting rights. Each holder of DMS Common Stock will be entitled to one (1) vote for each share of DMS Common Stock held of record by such holder. The holders of shares of DMS Common Stock will not have cumulative voting rights. Except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of DMS Common Stock, as a single class with such holders of Preferred Stock). In addition to any other vote required in the Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will each be entitled to vote separately as a class only with respect to amendments to the Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Notwithstanding the foregoing, except as otherwise required by law, holders of DMS Common Stock, as such, will not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation (as defined in the Certificate of Incorporation) relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend rights. Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock will be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.
Except as provided in the Certificate of Incorporation, dividends and other distributions will not be declared or paid on the Class B Common Stock.
Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of the Company payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class C Common Stock if each such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio (as defined in the Certificate of Incorporation) immediately prior to the record date for such dividend or distribution. The holders of shares of Class C Common Stock will be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if declared by the Board from time to time out of assets or funds of the Company legally available therefor.
Redemption. The holder of each DMS Unit other than Blocker Corp will, pursuant to the terms and subject to the conditions of Amended Partnership Agreement, have the right (the “Redemption Right”) to redeem each such DMS Unit for the applicable Cash Amount (as defined in the Amended Partnership Agreement), subject to the Company’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMS Units that such DMS Member has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in the Certificate of Incorporation and in the Amended Partnership Agreement.

Retirement of Class B Common Stock. In the event that (i) any DMS Unit is consolidated or otherwise cancelled or retired or (ii) any outstanding share of Class B Common Stock held by a holder of a corresponding DMS Unit otherwise will cease to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise (including in connection with the Redemption Right and the Exchange Option as described above), then the corresponding share(s) of Class B Common Stock (which, for the avoidance of doubt, will be equal to such DMS Unit divided by the Conversion Ratio prior to and until the Effective Time (as defined below) (in the case of (i)) or such share of Class B Common Stock (in the case of (ii)) will automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company for no consideration and thereupon will be retired and restored to the status of authorized but unissued shares of Class B Common Stock.
Rights upon Liquidation. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company after payments to creditors of the Company that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Company available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock will be entitled to receive the same distribution as would have been payable if such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of Class B Common Stock, as such, will not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Automatic Conversion of Class B Common Stock. Immediately and automatically upon the earlier of (the “Effective Time”) (i) July 4, 2024 and (ii) the date on which there are no amounts owed to any lender pursuant to the Credit Facility, each share of Class B Common Stock will automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split, into a fraction of a share of Class B Common Stock equal to the Conversion Ratio.
Conversion of Class C Common Stock. Each holder of Class C Common Stock will have the right, at such holder’s option, at any time, to convert all or any portion of such holder’s shares of Class C Common Stock, and the Company will have the right, at the Company’s option, from and after the Effective Time, to convert all or any portion of the issued and outstanding shares of Class C Common Stock, in each case into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for the number of shares of Class C Common Stock equal to the Issuance Multiple (as defined in the Business Combination Agreement) so converted.
Transfers. The holders of shares of Class B Common Stock will not transfer such shares other than as part of a concurrent transfer of (i) if prior to the Effective Time, a number of DMS Units equal to the number of shares of Class B Common Stock being so Transferred multiplied by the Conversion Ratio or (ii) if after the Effective Time, an equal number of DMS Units, in each case made to the same transferee in accordance with the restrictions on transfer contained in the Amended Partnership Agreement.
Other rights. No holder of shares of DMS Common Stock will be entitled to preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to the DMS Common Stock. The rights, preferences and privileges of holders of the DMS Common Stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.
Dividends
DMS has never paid any dividends. The payment of future dividends on the shares of Class A Common Stock or Class C Common Stock will depend on the financial condition of the Company after the completion of the Business Combination subject to the discretion of the Board. It is presently expected that the Company will retain all earnings for use in the business operations of the Company and, accordingly, it is not expected that the Board will declare any dividends in the foreseeable future. The ability of the Company to declare dividends may be limited by the terms of any other financing and other agreements entered into by the Company or its subsidiaries from time to time.
The Company is a holding company with no material assets other than the equity interests in Blocker Corp held by it. Blocker Corp will be a wholly owned subsidiary of the Company and a holding company with no material assets other than its ownership of DMS Units. The Amended Partnership Agreement requires DMS to make “tax distributions” pro rata to holders of DMS Units (including Blocker Corp) in amounts sufficient for the Company and Blocker Corp to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by the Company.

The Company anticipates that the distributions Blocker Corp will receive from DMS may, in certain periods, exceed the Company’s and Blocker Corp’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, acquiring additional newly issued DMS Units from DMS at a per unit price determined by reference to the market value of the shares of Class A Common Stock at such time (which DMS Units are expected to be contributed to Blocker Corp); paying dividends, which may include special dividends, on Class A Common Stock and Class C Common Stock; funding repurchases of Class A Common Stock or Class C Common Stock; or any combination of the foregoing. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. To the extent that the Company does not distribute such excess cash as dividends on Class A Common Stock or otherwise undertake ameliorative actions between DMS Units and shares of Class A Common Stock and instead, for example, holds such cash balances, holders of DMS Units other than Blocker Corp may benefit from any value attributable to such cash balances as a result of their ownership of shares of Class A Common Stock following an exchange of their DMS Units, notwithstanding that such holders may previously have participated as holders of DMS Units in distributions by DMS that resulted in such excess cash balances at the Company. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding DMS Units, to maintain one-for-one parity between DMS Units and shares of Class A Common Stock of DMS. See “Risk Factors.”
The Preferred Stock
The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of DMS Preferred Stock could have the effect of decreasing the trading price of DMS Common Stock, restricting dividends on the capital stock of the DMS, diluting the voting power of the DMS Common Stock, impairing the liquidation rights of the capital stock of DMS, or delaying or preventing a change in control of DMS.
The Series A and Series B Preferred Stock
The Company has filed the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Redeemable Preferred Stock (the “Series A Certificate of Designation”) and the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Redeemable Preferred Stock (the “Series B Certificate of Designation” and, together with the Series A Certificate of Designation, the “Certificates of Designation”) with the Secretary of State of the State of Delaware. The material terms of the Preferred Stock set forth in the Certificates of Designation are as follows:
Designation and Amount. The Series A Certificate of Designation designates 80,000 shares of Series A Preferred Stock and 60,000 shares of Series B Preferred Stock, with each share having a par value of $0.0001 per share and a stated value equal to $111.11 (as adjusted pursuant to the Certificates of Designation, the “Stated Value”).
Ranking and Liquidation Preference. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), prior and in preference to the Common Stock (and, in the case of the Series A Preferred Stock, the Series B Preferred Stock), holders of Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount equal in cash to 115% of the aggregate Stated Value of all shares of Preferred Stock held by such holder, plus any accrued but unpaid Dividends (as defined below) thereon any other fees then due and owing thereon under the Certificates of Designation, and no more, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.
Dividend. Each holder of Preferred Stock is entitled to receive dividends of 4.0% per annum (“Dividends”), which Dividends are cumulative and continue to accrue and compound annually whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year. Dividends are payable on each conversion or redemption date for the applicable Preferred Stock.
Voting Rights. Except as otherwise required by the DGCL or the Certificate of Incorporation (including the Certificates of Designation), each share of Preferred Stock is entitled to vote on each matter submitted to a vote of the stockholders generally and shall vote together with the Common Stock and any other class or series of capital stock entitled to vote thereon as a single class and on an as converted to Common Stock basis. Notwithstanding the foregoing, at no time shall the voting power of a share of Preferred Stock voting on an as converted basis exceed the voting power of such share based upon the conversion price of $0.6453 per share.
Holders of the Preferred Stock have the right to consent to various actions by the Company, including, but not limited to entering into or incurring any liens; amending the charter documents of the Company or its subsidiaries; repurchasing or otherwise acquiring any capital stock; paying cash dividends or distributions on any equity securities, other than the payments with respect to the Preferred Stock; engaging in any materially different line of business, or modifying its corporate structure or purpose; allowing the Company or its subsidiaries to fail to maintain good standing in their relevant jurisdictions; failing to take all actions necessary to maintain all intellectual property; allowing the Company or its subsidiaries to fail to maintain insurance; entering into any transaction with any affiliate of the Corporation which would be publicly disclosed (unless made on an arm’s length basis and approved by a majority of disinterested directors of the Company); entering into a transaction to sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or its subsidiaries unless in the ordinary course of business; and allowing the cash balance of the Company to fall below $10 million at any time while the Series A Preferred Stock is outstanding.
Conversion. The Preferred Stock is convertible at the option of the holder at any time into shares of Common Stock at a fixed conversion price of $0.56 (the “Conversion Price”), which Conversion Price is subject to adjustment but not below a price of $0.484 (the “Floor Price”). In addition, at any time at the option of the holder, the Preferred Stock may be converted at the option of the holder into shares of Common Stock at a conversion price at the lower of (i) 90% of the arithmetic average of the three lowest volume-weight average prices (“VWAPs”) during the 20 trading days before a conversion notice is delivered and (ii) 90% of the VWAP of the trading day before a notice of conversion is delivered (the “Alternate Conversion Price”).
Redemption. The Company is required to redeem one-tenth of the number of shares of each series of Preferred Stock on a pro rata basis among all of the holders of each series commencing on the earlier of (i) the three-month anniversary of the closing of the preferred offering and on each successive monthly anniversary date thereafter and (ii) the date a registration statement relating to the underlying shares of Common Stock is declared effective and on each successive monthly anniversary date thereafter. The form of such redemptions is at the option of the Company and may be (i) in cash at 104% of the stated value of the Preferred Stock, plus accrued and unpaid dividends and any other amounts due (the “Mandatory Redemption Price”), (ii) in shares of Common Stock or (iii) a combination thereof.
Each series of Preferred Stock provides for the ability of a holder to require the Company to redeem all of the holder’s shares of Preferred Stock at any time after June 15, 2023 (the “Accelerated Redemption Date”). In addition, the Company may elect to redeem all of the shares of the Series A Preferred Stock, but not Series B Preferred Stock, after the Accelerated Redemption Date. At the option of the holder being redeemed, an accelerated redemption will be (i) in cash at the Mandatory Redemption Price, (ii) in shares of Common Stock or (iii) a combination thereof.
Upon a change of control, the holders of the Preferred Stock may require the Company to redeem any outstanding Preferred Stock in cash at 115% of the greater of (i) the redemption price or (ii) the then prevailing conversion value, plus in each case accrued but unpaid interest and any other amounts owed.
Upon the occurrence of certain events, including, but not limited to (i) the failure of the Company to maintain a minimum cash and cash equivalent balance of $10.0 million; (ii) a default under existing indebtedness of the Company or any subsidiary of at least $50.0 thousand that results in the acceleration of such indebtedness; (iii) the failure to file required reports under the Securities Exchange Act of 1934, as amended; and (iv) the failure to deliver common stock following the conversion of Preferred Stock into common stock, the holders of Preferred Stock may require the Company to redeem any outstanding Preferred Stock in cash at a price equal to 115% of the redemption price.
Under any scenario in which a holder of Preferred Stock has elected to have its Preferred Stock redeemed for cash, and such cash payment required to be made by the Company has not been made, then the Holder may provide to the Company written notice within five business days that the holder desires to retain its shares of Preferred Stock that have not been redeemed and sell the shares to a third party.
Registration Rights. The Company has agreed to provide customary resale registration rights to the holders of Preferred Stock with respect to the Class A Common Stock received by such holders upon conversion or redemption of their shares of Preferred Stock and exercise of their March Warrants.
Other Matters
The Series A Preferred Stock does not have any sinking fund provisions.

Pursuant to the SPA, for 24 months following closing of the offering, the purchasers of the Preferred Stock will have a right to participate on a pro rata basis in the aggregate up to 35% of any subsequent debt or equity financing conducted by the Company. Without the prior consent of the holders of Preferred Stock, the Company is prohibited from issuing common stock until 90 days after effective date of resale registration statement, subject to customary exceptions, and the Company is prohibited from entering into certain variable rate equity transactions while the Preferred Stock remain outstanding.
Upon completion of a subsequent offering of debt or equity by the Company, the holders of Preferred Stock have the right (but not the obligation) to apply 35% of the gross proceeds of such subsequent placement to redeem the preferred stock.
There is no established trading market for the Series A Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for the Series A Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A Preferred Stock will be limited.
This section describes the material terms of the Certificates of Designation. The foregoing description of the Certificates of Designation does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificates of Designation.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of DMS Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement, the number of directors which will constitute the Board will be not less than five (5) nor more than eleven (11), and the exact number of directors will be fixed from time to time, within the limits specified herein, by the Board.
Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes cast will be sufficient to elect such directors to the Board.
Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for a term expiring at the next annual meeting of stockholders and until his or her successor will have been elected and qualified.
Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding voting stock (as defined below) of the Company. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that will be approved or be ratified by the affirmative vote of the holders of a majority of the total voting power of all of the then-outstanding shares of stock of the Company, which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy), will be as valid and binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.
In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted from time to time by the stockholders; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of DMS Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing standards of NYSE, which apply if and so long as the Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights of the holders of any series of DMS Preferred Stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only (i) by a majority of the Board or the Chief Executive Officer of the Company or (ii) at any time when Prism, Clairvest and any of their respective affiliates (as defined in the Certificate of Incorporation) (including any Affiliated Companies (as defined in the Certificate of Incorporation) of Clairvest) (collectively, the “DMS Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, by the holders of a majority of the outstanding voting stock of the Company Subject to the rights of the holders of any series of Preferred Stock, at any time when the DMS Group collectively owns, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, any action required or permitted to be taken by the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company in accordance with Section 228 of the DGCL and the Bylaws; provided that, from and after the first date that the DMS Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, any action required or permitted to be taken by the stockholders of the Company shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.
In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Certificate of Incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•the provisions regarding the size of the Board and the election of directors pursuant to the Director Nomination Agreement;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding the limited liability of directors of the Company;
•the provisions regarding the election not to be governed by Section 203 of the DGCL;
•the provision regarding the votes necessary to amend the Bylaws; and
•the amendment provision requiring that the above provisions be amended only with a 66-2/3% supermajority vote.
Further, the provision regarding the waiver of the corporate opportunity doctrine may only be amended by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Company.
As long as there are any shares of Class B Common Stock issued and outstanding, the existence of the Class A Common Stock and the Class B Common Stock, and the rights, preferences and privileges conferred upon the holders of Class A Common Stock and Class B Common Stock in the Certificate of Incorporation, including those related to the Redemption Right and the Exchange Option, may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconstant therewith or herewith may be adopted, only by the unanimous affirmative vote of all of the holders of the Class B Common Stock.
The Bylaws may be amended (A) by the affirmative vote of a majority of the entire Board (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of a majority of the outstanding voting stock of the Company.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
•the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
•the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
•the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A

Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
In the Certificate of Incorporation, the Company opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
The Certificate of Incorporation provides that Sponsor, Seller, any Affiliated Company (as defined in the Certificate of Incorporation), any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.
Corporate Opportunity
The Certificate of Incorporation provides that the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to each of the stockholders and directors of the Company or any of their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equityholders and/or employees, including any of the foregoing who serve as directors of the Company (other than the Company and its subsidiaries and other than directors that are employees of the Company or any of its subsidiaries) (the “Exempted Person”) and that may be a business opportunity for the Company, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director, any such business opportunity is expressly offered to such director solely in his or her capacity as our director. Each of the Exempted Person will not have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries. The provision regarding the waiver of the corporate opportunity doctrine in the Certificate of Incorporation may only be amended by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Company.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation limits the liability of the directors of the Company to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred; provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Warrants
March Warrants
The following description of the March Warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the Warrant, which has been provided to the investors in this offering and which was filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the March Warrants.
Duration and Exercise Price. Each Warrant offered hereby has an initial exercise price per share equal to $0.6453. Each Warrant is exercisable for one share of common stock. The March Warrants are exercisable commencing within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) of the form of Warrant) following issuance, and have a term of exercise equal to five years following the initial exercise date. The exercise price and number of shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The March Warrants will be issued in certificated form only.
Exercisability. The March Warrants are exercisable commencing within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) of the form of Warrant) after issuance, at the option of each holder, in whole or in part, by delivering to us a duly-executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s March Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s March Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the March Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us. No fractional shares will be issued upon exercise of the March Warrants. If, upon exercise of the March Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.
Cashless Exercise. If, at the time a holder exercises its March Warrants, a registration statement registering the issuance of the shares of common stock underlying the March Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrant.
Fundamental Transactions. In the event of any fundamental transaction, as described in the March Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of common stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the Warrant is exercisable immediately prior to such event. In addition, upon a fundamental transaction, the holder will have the right to require us to repurchase its Warrant at its fair value using the Black Scholes option pricing formula in the March Warrants; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Warrant, that is being offered and paid to the holders of our common stock in connection with the fundamental transaction.
Transferability. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.
Exchange Listing. There is no trading market available for the March Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the March Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the March Warrants will be limited.
Right as a Shareholder. Except as otherwise provided in the March Warrants or by virtue of such holder’s ownership of our common stock, the holders of the March Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their March Warrants.
Public Warrants
Each Public warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time, provided that we have an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
Once the warrants become exercisable, we may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.
If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
If the number of shares of outstanding Class A Common Stock is increased by a share dividend payable in Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of the Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions, and they will not be redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Transfer Agent and Warrant Agent
The transfer agent for Class A Common Stock and warrant agent for the warrants will be Continental Stock Transfer & Trust Company.

Securities Act Restrictions on Resale of Securities
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock or March Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Class A Common Stock or March Warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of Class A Common Stock then outstanding; or
•the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
All of the shares of Class A Preferred Stock, shares of Class B Preferred Stock and March Warrants we issued to the Selling Shareholders pursuant to the SPA are restricted securities for purposes of Rule 144. While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company. Accordingly, as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will be available for the resale of the above noted restricted securities.

Selling Shareholders
The shares of Common Stock being offered by the Selling Shareholders are those previously issued to the Selling Shareholders, and those issuable to the Selling Shareholders, upon conversion of the Preferred Stock and exercise of the March Warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Convertible Preferred Stock and Warrants” above. We are registering the shares of common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the Selling Shareholders have not had any material relationship with us within the past three years.
The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Shareholders. The second column lists the number of shares of common stock beneficially owned by each Selling Shareholder, based on its ownership of the shares of common stock and warrants, as of April 28, 2023, assuming exercise of the warrants held by the Selling Shareholders on that date, without regard to any limitations on exercises.
The third column lists the shares of common stock being offered by this prospectus by the Selling Shareholders.
In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issuable to the Selling Shareholders upon the conversion of the Preferred Stock in the “Private Placement of Convertible Preferred Stock and Warrants” described above, determined as if the outstanding shares of Preferred Stock are converted in full at the Floor Price without regard to any limitations on the conversion of the Preferred Stock and (ii) the maximum number of shares of Common Stock issuable upon exercise of the March Warrants, determined as if the outstanding March Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the March Warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.
Under the terms of the Series A Preferred Stock and the March Warrants, a Selling Shareholder may not convert any such shares of Series A Preferred Stock or exercise any such March Warrants to the extent such conversion or exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such March Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.
Class A Common Stock as of April 28, 2023

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares(1)	%(2)	Number of Shares(1)	%(2)	Number of Shares(1)	%(2)
Lion Capital (Guernsey) BridgeCo Limited(3)	17,701,352	15.4%	10,077,070	8.8%	7,624,282	6.6%
3i, LP(4)	7,029,466	6.1%	7,029,466	6.1%	—	—%
Altium Growth Fund, LP(5)	7,029,466	6.1%	7,029,466	6.1%	—	—%
Anson Investments Master Fund LP(6)	5,623,573	4.9%	5,623,573	4.9%	—	—%
Nomis Bay Limited(7)	2,979,585	2.6%	2,979,585	2.6%	—	—%
Leo Investors Limited Partnership(8)	6,994,580	6.1%	3,981,862	3.5%	3,012,718	2.6%
BPY Limited(9)	1,986,390	1.7%	1,986,390	1.7%	—	—%
Gundyco ITF Nomis Bay Ltd.(10)	2,063,492	1.8%	2,063,492	1.8%	—	—%
Anson East Master Fund LP(11)	1,405,893	1.2%	1,405,893	1.2%	—	—%
Fernando Borghese(12)	10,055,885	8.7%	3,514,733	3.1%	6,541,152	5.7%
Joseph Marinucci(13)	48,005,583	41.7%	2,636,049	2.3%	45,369,534	39.5%
Matthew Goodman(14)	3,490,745	3.0%	878,684	0.8%	2,612,061	2.3%

__________________
(1)Series A and Series B Preferred shares are presented on as converted into Class A Common Stock basis assuming a stated value of $111.11 per share, a conversion price of $0.48, a redemption of $1.04 and dividend of $1.04 per share into Class A common stock. Series A and Series B Preferred warrants are presented on a 1:1 converted into Class A Common Stock basis.
(2)Based upon 115,002,807 shares of Class A Common Stock outstanding as of April 28, 2023 on an as-redeemed basis. In addition, for each individual or entity that beneficially owns any warrants to purchase shares of Class A Common Stock, the number of outstanding shares that is assumed for purposes of calculating such individual’s or entity’s ownership percentages also includes the number of warrants beneficially owned by such individual or entity but, for the avoidance of doubt, does not include any outstanding warrants that are not beneficially owned by such individual or entity.
(3)Other interests consist of (i) 1,517,004 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV, L.P.; (ii) 1,724,562 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A, L.P.; (iii) 135,065 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS, L.P.; (iv) 1,223,046 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV (USD), L.P.; (v) 2,854,699 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A (USD), L.P.; and (v) 169,906 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS (USD), L.P., each which entity is managed by Lion Capital IV GP Limited, which is controlled by Lyndon Lea. The interests also include 29,291 shares of Class A common stock held by Mr. Lea and 10,509 shares of Class A Common Stock that will be issued upon vesting of restricted stock units on June 22, 2022. Lion Capital also holds warrants to purchase 2,958,098 shares of Class A Common Stock. The business address of Lyndon Lea and each such entity is 21 Grosvenor Place, London, SW1X 7HF.
(4)The business address of 3i, LP is 2 Wooster St., New York NY 10013-2258.
(5)The business address of Altium Growth Fund, LP is 152 W 57TH ST FL 20, New York, NY 10019-3310. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of the Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.
(6)The business address of Anson Investments Master Fund LP is 155 University Avenue, Suite 207, Toronto, ON M5H 3B7 Canada.
(7)The business address of Nomis Bay Limited is 400-145 Adelaide St W, West Toronto, Toronto, ON M5H 4E5 Canada. Murchinson Ltd. (“Murchinson”), as sub-advisor to Nomis Bay Ltd., has voting and investment power with respect to these shares. Marc Bistricer, in his capacity as CEO of Murchinson, may also be deemed to have investment discretion and voting power over the shares held by Nomis Bay Ltd. Each of Mr. Bistricer and Murchinson disclaims any beneficial ownership of these shares except of any pecuniary interests therein. The principal business address of Murchinson Ltd. 400-145 Adelaide Street West, Toronto ON M5H4E5.
(8)Other Interests consist of 3,012,718 shares of Class A Common Stock and warrants to purchase 1,168,886 shares of Class A Common Stock. The business address of Leo Investors Limited Partnership is 21 Grosvenor Place, London, SW1X 7HF.
(9)The business address of BPY Limited is 400-145 Adelaide St W, West Toronto, Toronto, ON M5H 4E5 Canada. Murchinson Ltd. (“Murchinson”), as sub-advisor to BPY Limited, has voting and investment power with respect to these shares. Marc Bistricer, in his capacity as CEO of Murchinson, may also be deemed to have investment discretion and voting power over the shares held by BPY Limited. Each of Mr. Bistricer and Murchinson disclaims any beneficial ownership of these shares except of any pecuniary interests therein. The principal business address of Murchinson Ltd. 400-145 Adelaide Street West, Toronto ON M5H4E5.
(10)Consists of 2,063,492 shares of Class A Common Stock issuable upon exercise of warrants. The business address of Gundyco ITF Nomis Bay Ltd. is 199 Bay Street, CCW, B2, Toronto, Ont. MSL 1G9.
(11)The business address of Anson East Master Fund LP is 155 University Avenue, Suite 207, Toronto, ON M5H 3B7 Canada.
(12)Other interests include 95,062 shares of Class A Common Stock, 91,649 options to acquire shares of Class A Common Stock, 3,554,764 shares of Class B Common Stock based on such individual’ ownership interests in Prism Data, LLC and 1,570,657 Private warrants.
(13)Other interests owned by Mr. Marinucci’s are deemed to include shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock held by Clairvest Group Inc. due to the Director Nomination Agreement entered into by Clairvest Group Inc. and Prism Data, LLC. As the manager of Prism Data, LLC, Mr. Marinucci is also deemed to have beneficial ownership over all 25,699,464 shares of Class B Common Stock owned by Prism Data, LLC. even when such interest is also attributable to another person. Interests not being sold pursuant to this prospectus include all such Clairvest Group and Prism Data shares described above, as well as 95,062 shares of Class A Common Stock, 91,649 options to acquire shares of Class A Common Stock and 1,312,720 Private warrants. The 7,500 shares of Series B Preferred Stock (and corresponding 1,862,240 shares of Class A common stock on an as converted basis) and 773,809 warrants reflected for Mr. Marinucci are owned by Bayonne Holdings, L.L.C., with a business address of 14820 Rue de Bayonne, Unit 608, Clearwater FL 33762.
(14)Other Interests include 25,006 shares of Class A Common Stock, 7,832 options to acquire shares of Class A Common Stock, and 2,579,223 shares of Class B Common Stock based on such individual’s ownership interests in Prism Data, LLC.
Material Relationships with the Selling Shareholders
In connection with the Private Placement, Joseph Marinucci, Fernando Borghese and Matthew Goodman, each of whom are officers and founders of the Company, and certain entities affiliated with existing shareholders of the Company and directors of our Company, acquired Series B Preferred Stock and March Warrants:
Joseph Marinucci
Mr. Marinucci has served as Chief Executive Officer of DMS since co-founding DMS in 2012 and a Director since 2020.
Fernando Borghese
Mr. Borghese has served as Chief Operating Officer of DMS since co-founding DMS in 2012 and has served as a Director since the completion of the Company’s Business Combination in July 2020.

Matthew Goodman
Mr. Goodman has served as the Chief Information Officer of DMS since co-founding DMS in 2012.
Lyndon Lea
Mr. Lea has served as a Director since the completion of the Business Combination in July 2020. Mr. Lea is a founder of Lion Capital and has served as its Managing Partner since its inception in 2004.
Robert Darwent
Mr. Darwent has served as a Director since the completion of the Business Combination in July 2020. Alongside Mr. Lyndon Lea, Mr. Darwent is a founder of Lion Capital where he sits on the Investment Committee and Operating Committee of the firm.

Plan of Distribution
Each Selling Shareholder (the “Selling Shareholder”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Legal Matters
Anthony Saldana, General Counsel of DMS, passed upon the validity of the Class A Common Stock covered by this prospectus. Mr. Saldana is compensated by the Company as an employee. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement. Baker & McKenzie LLP, Houston, Texas, is representing DMS in certain matters relating to the securities offered hereby.
Experts
The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Digital Media Solutions, Inc. as of December 31, 2021 and for the year ended December 31, 2021 appearing in Digital Media Solutions, Inc.’s Annual Report (Form 10- K/A) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

49,206,264 Shares of Class A Common Stock
Prospectus
August 23, 2023
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee	$3,416
FINRA filing fee	*
Printing fees and expenses	*
Registrar and transfer agent fees	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	$3,416
__________________
*Estimates not presently known.
We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.
Item 15. Indemnification of Directors and Officers
Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.
The Certificate of Incorporation limits the liability of the directors of DMS to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of DMS or any of its subsidiaries or was serving at DMS’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 20 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits and Financial Statement Schedules.
Exhibit Index

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
2.1+	Business Combination Agreement, dated April 23, 2020, by and among Leo Holdings Corp., Digital Media Holdings, LLC and the other parties thereto (incorporated by reference to Exhibit 2.1 to Leo Holdings Corp.’s Current Report on Form 8-K/A filed with the SEC on April 24, 2020).
2.2	Amendment No. 1 to Business Combination Agreement, dated July 2, 2020 (incorporated by reference to Exhibit 2.1 to Leo Holdings Corp.’s Current Report on Form 8-K filed with the SEC on July 2, 2020).
3.1	Certificate of Incorporation of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 3.1 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).
3.2	Bylaws of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 3.2 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).
4.1	Form of Specimen Class A Common Stock Certificate of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 4.1 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).
4.2	Description of Securities Registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.4 to Digital Media Solutions, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2020).
4.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit 4.5 to Digital Media Solutions, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2022 filed with the SEC on April 5, 2023).
4.4	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit 4.6 to Digital Media Solutions, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2022 filed with the SEC on April 5, 2023).
4.5	Form of Common Stock Purchase Warrant of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 4.7 to Digital Media Solutions, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2022 filed with the SEC on April 5, 2023).
5.1	Opinion of Counsel.
10.1	Securities Purchase Agreement, dated March 29, 2023, by and between Digital Media Solutions, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.21 to Digital Media Solutions, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2022 filed with the SEC on April 5, 2023).
10.2	Registration Rights Agreement, dated March 30, 2023, by and between Digital Media Solutions, Inc. and the other parties thereto (incorporated by reference to Exhibit 10.22 to Digital Media Solutions, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2022 filed with the SEC on April 5, 2023).
23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Grant Thornton (Cyprus) Limited, Independent Registered Public Accounting Firm.
23.4	Consent of Anthony Saldana, General Counsel of Digital Media Solutions, Inc. (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature page).
107	Filing Fee Table
__________________
*       Documents filed herewith.
**     To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.
+       Certain schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.
Item 17. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(iv)Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, Florida, on August 23, 2023.

DIGITAL MEDIA SOLUTIONS, INC.

By:	/s/ Joseph Marinucci
	Name:	Joseph Marinucci
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Joseph Marinucci	Chief Executive Officer, President and Director (Principal Executive Officer)	August 23, 2023
Joseph Marinucci

/s/ Vanessa Guzmán-Clark	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	August 23, 2023
Vanessa Guzmán-Clark

/s/ Scott Flanders	Chairperson of the Board	August 23, 2023
Scott Flanders

*	Director	August 23, 2023
Fernando Borghese

*	Director	August 23, 2023
Robbie Isenberg

*	Director	August 23, 2023
Maurissa Bell

*	Director	August 23, 2023
Lyndon Lea

*	Director	August 23, 2023
Robert Darwent
* The undersigned does hereby sign this pre-effective Amendment No. 1 to the Registration Statement on behalf of each of the above indicated directors and officers of Digital Media Solutions, Inc. pursuant to a power of attorney executed by each such director and officer.

/s/ Joseph Marinucci
Name:	Joseph Marinucci
Title:	President and Chief Executive Officer (Principal Executive Officer)